UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 3, 2012

SILGAN HOLDINGS INC.

(Exact name of Registrant as specified in its charter)

Delaware	000-22117	06-1269834
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4 Landmark Square, Stamford, Connecticut	06901
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (203) 975-7110

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8—Other Events

Item 8.01.	Other Events.

On July 3, 2012, Silgan Holdings Inc., or Silgan, issued a press release announcing that it had entered into a definitive purchase agreement to acquire Rexam PLC’s plastic thermoformed food business. The transaction is structured as a purchase of all of the outstanding shares of Rexam High Barrier Food Containers, Inc., or Rexam HBF, an indirect wholly owned subsidiary of Rexam PLC. Rexam HBF is engaged in the business of manufacturing and selling plastic thermoformed packaging solutions such as retortable bowls and barrier trays for food products, and anticipates sales of approximately $100 million in 2012.

On the terms and subject to the conditions set forth in the purchase agreement, Silgan agreed to acquire Rexam HBF for a cash purchase price of $250 million on a cash-free and debt-free basis. Silgan expects to fund the purchase price from cash on hand. The purchase price is subject to adjustment post-closing for the net working capital of Rexam HBF based on a target net working capital. Consummation of the transaction is subject to specified closing conditions, including antitrust clearance. As part of the purchase agreement, Rexam has agreed, for a period of five years following the closing date, not to engage in activities that compete with the acquired business in countries where it conducts business, subject to certain limited exceptions.

A copy of the press release is furnished herewith and attached hereto as Exhibit 99.1.

Section 9—Financial Statements and Exhibits

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

99.1	Press Release dated July 3, 2012 announcing that Silgan has entered into a definitive purchase agreement to acquire Rexam PLC’s plastic thermoformed food business.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SILGAN HOLDINGS INC.

By:	/s/ Frank W. Hogan, III
Frank W. Hogan, III Senior Vice President, General Counsel and Secretary

Date: July 9, 2012

INDEX TO EXHIBITS

Exhibit No.	Description

99.1	Press Release dated July 3, 2012 announcing that Silgan has entered into a definitive purchase agreement to acquire Rexam PLC’s plastic thermoformed food business.

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